EXHIBIT 99


Contact:                                      At the Financial Relations Board:
401-233-0333                                  212-661-8030
Sandra Souto                                  Analyst Information: John McNamara
Investor Relations                            Media Information: David Closs
                                              General Information: Jeff Bogart

FOR IMMEDIATE RELEASE
February 22, 2000

         BACOU REPORTS RECORD FOURTH-QUARTER AND FULL YEAR 1999 RESULTS

         Q4 EARNINGS PER SHARE OF $0.35 - UP 12.9% OVER Q4 '98 OF $0.31

               Q4 NET INCOME - UP 12.2% TO $6.2 MILLION FROM $5.5
                               MILLION FOR Q4 `98

                  FULL YEAR '99 EARNINGS PER SHARE UP 29.4% TO
                    RECORD $1.54 PER SHARE FROM $1.19 IN `98

                      FULL YEAR '99 NET INCOME UP 29.4% TO
                 RECORD $27.2 MILLION FROM $21.0 MILLION IN `98

     Smithfield, R.I., February 22, 2000 -- Bacou USA, Inc. (NYSE: BAU), a leading manufacturer of personal protection equipment, today reported record sales, net income and earnings per share for the fourth quarter and year ended December 31, 1999.

     "Our financial results - sales, net income and earnings per share - represent record achievements for both the quarter and year" said Phil Barr, President and CEO of Bacou. "Our growth is coming not only as a result of our acquisition strategy, but also internally - as both our hearing protection and respiratory product lines achieved double digit growth for the quarter."

     Bacou's net income for the fourth quarter of 1999 increased to $6.2 million from $5.5 million for the fourth quarter of 1998--up 12.2%. As for net income per basic and diluted share, Bacou reported $0.35 for the fourth quarter of 1999, up 12.9% from $0.31 for the fourth quarter of 1998.

     Net sales for the fourth quarter of 1999 increased 31.4% to $71.4 million, compared with 1998 fourth-quarter net sales of $54.3 million. Net sales for Bacou's safety segment were $50.9 million in the fourth quarter of 1999 compared to $47.9 million in 1998, an increase of 6.2%. Net sales for the optical frames and instruments segment were $6.5 million in the fourth quarter of 1999 compared to $6.4 million in 1998. Sales for the 1999-quarter also included sales of $14.0 million resulting from Bacou's glove segment, which was acquired on April 1, 1999.

     Bacou's net income for the year ended December 31, 1999, increased to a record $27.2 million from $21.0 million for 1998 - up 29.4%. Excluding non-recurring items in both periods, the company's net income grew to $27.5 million for 1999 from $25.8 million for 1998--up 6.8%. As for net income per basic and diluted share, Bacou reported a record $1.54 for 1999, up 29.4% from $1.19 for 1998. Excluding non-recurring items for both periods, Bacou's net income for 1999 was $1.56 per basic and diluted share, up 6.8% from $1.46 per basic and diluted share for 1998.

     "Despite  a  slow  start,  and   international   results  that  were  below
expectation, we still achieved meaningful growth in 1999," said Mr. Barr. "Looking ahead to the year 2000, we believe that we should be able to achieve in the range of 9% to 12% growth of earnings per share provided that the economy continues at its current level of strength, which would translate to earnings per share in the range of $1.70 to $1.75 for the full year."

     For the year ended December 31, 1999, the company reported EBITDA totaling $68.8 million, up 13.5% from $60.6 million in 1998. The company defines EBITDA as operating income before depreciation, amortization and non-recurring items. For the year, depreciation and amortization totaled $17.3 million in 1999 and $14.2 million in 1998.

     At December 31, 1999, the company's balance sheet included total assets of $371.4 million, working capital of $44.0 million, long-term debt of $120.3 million and stockholders' equity of $181.5 million. Working capital increased $13.1 million from $30.9 million at December 31, 1998, primarily due to increases in trade receivables. Trade receivables increased due to higher sales volume, the effect of eliminating early-pay discounts at the company's Howard Leight division effective January 1, 1999, and by $6.3 million as a result of the acquisition of Perfect Fit Glove.

     Bacou USA, Inc. designs, manufactures and sells leading brands of products that protect the sight, hearing, respiratory systems and hands of workers, as well as related instrumentation including vision screeners, gas monitors and test equipment for self-contained breathing apparatus. The company's products, marketed under Uvex(R), Howard Leight(R), Perfect Fit(TM), Survivair(R), Pro-Tech(R), Biosystems(TM), Titmus(R), LaserVision(TM) and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information about Bacou USA is available on the Worldwide Web at http:/www.bacouusa.com, including the text of today's conference call.

                      To receive additional information on
                         Bacou USA, Inc., via fax, at no
                         charge, dial 1-800-PRO-INFO and
                                 enter code BAU.

                                       ###

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.


                            (Financial tables follow)

                        BACOU USA, INC. AND SUBSIDIARIES
                      (in thousands, except per share data)

                                                                    Three Months Ended             Year Ended
                                                                       December 31,               December 31,
Statement of income data (quarterly data unaudited):                  1999       1998         1999         1998
                                                                      ----       ----         ----         ----

Net sales                                                           $71,375     $54,303     $272,797     $219,581
Cost of sales                                                        39,002      26,572      145,038      105,856
                                                                    -------     -------     --------     --------
Gross profit                                                         32,373      27,731      127,759      113,725

Operating expenses:
     Selling                                                         10,750       8,977       39,502       35,660
     General and administrative                                       5,871       5,416       22,597       22,895
     Research and development                                         1,455       1,057        5,274        4,000
     Purchased in-process research and development                     --          --           --          4,680
     Amortization of intangible assets                                2,447       2,087        9,440        7,748
                                                                    -------     -------     --------     --------
Total operating expenses                                             20,523      17,537       76,813       74,983
                                                                    -------     -------     --------     --------

Operating income                                                     11,850      10,194       50,946       38,742
Total other expense                                                   2,292       1,702        8,591        6,054
                                                                    -------     -------     --------     --------

Income before income taxes                                            9,558       8,492       42,355       32,688
Income taxes                                                          3,385       2,992       15,165       11,678
                                                                    -------     -------     --------     --------


Net income (1)                                                      $ 6,173     $ 5,500     $ 27,190     $ 21,010
                                                                    =======     =======     ========     ========

Basic earnings per share (1)                                        $  0.35     $  0.31     $   1.54     $   1.19
                                                                    =======     =======     ========     ========
Diluted earnings per share (1)                                      $  0.35     $  0.31     $   1.54     $   1.19
                                                                    =======     =======     ========     ========


Weighted average shares outstanding:

     Basic                                                           17,630      17,607       17,624       17,601
                                                                    =======     =======     ========     ========
     Diluted                                                         17,655      17,724       17,696       17,723
                                                                    =======     =======     ========     ========


Other information:

     Depreciation and amortization                                                          $ 17,287     $ 14,154
                                                                                            ========     ========
     EBITDA (defined by the company as operating income
     before depreciation, amortization and non-recurring items)                             $ 68,823     $ 60,614
                                                                                            ========     ========


(1) The Company completed its acquisition of Perfect Fit Glove Co., Inc. and affiliates on April 1, 1999, and its acquisition of Howard S. Leight & Associates, Inc. on February 27, 1998. Excluding non-recurring items relating to these acquisitions, net income and earnings per share would have been as follows:

                                                                    Three Months Ended            Year Ended
                                                                       December 31,               December 31,
                                                                      1999        1998         1999         1998
                                                                      ----        ----         ----         ----


Net income                                                         $  6,173     $ 5,500     $ 27,544     $ 25,793
                                                                   ========     =======     ========     ========
Basic and diluted earnings per share                               $   0.35     $  0.31     $   1.56     $   1.46
                                                                   ========     =======     ========     ========


                                       BACOU USA, INC. AND SUBSIDIARIES

                                                                      December 31,      December 31,
                                                                          1999             1998
                                                                          ----             ----
Balance Sheet Data (in thousands, except share data):
ASSETS

Current assets:
   Cash and cash equivalents                                            $ 10,272        $  1,090
   Trade accounts receivable, net                                         41,653          27,110
   Inventories                                                            42,433          38,246
   Other current assets                                                    1,634           1,069
   Deferred income taxes                                                   3,733           2,138
                                                                        --------        --------
      Total current assets                                                99,725          69,653
   Other assets                                                            3,032             182
   Property and equipment, net                                            74,410          53,998
   Intangible assets, net                                                194,258         169,937
                                                                        --------        --------

      Total assets                                                      $371,425        $293,770
                                                                        ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current installments of long-term debt                               $ 23,637        $ 15,714
   Accounts payable                                                       10,559           8,959
   Accrued expenses                                                       20,492          12,242
   Income taxes payable                                                    1,027           1,828
                                                                        --------        --------
      Total current liabilities                                           55,715          38,743
Long-term debt                                                           120,256          92,050
Deferred income taxes                                                     11,550           6,311
Other liabilities                                                          2,449           2,754
                                                                        --------        --------
      Total liabilities                                                  189,970         139,858
                                                                        --------        --------
Common stock subject to a put option                                        --             9,450
                                                                        --------        --------
Stockholders' equity:
   Preferred stock, $.001 par value, 5,000,000 shares
      authorized, no shares issued and outstanding
   Common  stock, $.001 par value, 50,000,000 shares authorized,
      17,629,865 shares in 1999 and 17,610,465 shares in 1998
      issued and outstanding (including shares in 1998 subject
      to a put option)                                                        18              17
   Additional paid-in capital                                             73,060          63,258
   Retained earnings                                                     108,377          81,187
                                                                        --------        --------
   Total stockholders' equity                                            181,455         144,462
                                                                        --------        --------

   Total liabilities and stockholders' equity                           $371,425        $293,770
                                                                        ========        ========
